EXHIBIT 99.1

[GRAPHIC LOGO OMITTED]
   >KNIGHT RIDDER>
    NEWS RELEASE

                                                                   KNIGHT RIDDER
                                                        50 WEST SAN FERNANDO ST.
                                                              SAN JOSE, CA 95113

                  KNIGHT RIDDER REPORTS FIRST QUARTER EARNINGS

          SAN JOSE, April 15 2003 - Knight Ridder (NYSE:KRI) earned $.62 per diluted share for the first quarter, up 93.8% from $.32 per diluted share in the first quarter of 2002 after last year's cumulative effect of a change in accounting principle. The change in accounting principle related to Knight Ridder's share of a write-down in goodwill taken by CareerBuilder as a result of the implementation of Financial Accounting Standards Board Statement No. 142. Diluted earnings per share was up $.02, or 3.3%, from $.60 per diluted share in the first quarter of 2002 before the cumulative effect of a change in accounting principle.

          Total advertising revenue for the quarter was $521.4 million, up 0.3% from the first quarter of 2002. Total operating revenue for the quarter was $677.4 million, down 0.1% from the same quarter in 2002. Total operating profit for the quarter was $110.6 million, down $10.3 million, or 8.5%, from the first quarter of 2002. Net income increased 84.4% to $50.7 million from $27.5 million in the first quarter of 2002. Net income decreased 2.1% from $51.8 million in the first quarter of 2002 before the cumulative effect of a change in accounting principle.

          Commenting on the results, Tony Ridder, chairman and CEO, said, "Uncertainty before the war in Iraq, and then the war, negatively affected results for the quarter. Total advertising revenue was up 1.9% in January and 1.1% in February, but down 2.3% in March.

          "Retail, strong in January and February, slowed dramatically in March. General, hurt by travel, also was weak. Help-wanted remained consistently soft, down 16.6%. Total ad revenue for the quarter in San Jose, Kansas City, Philadelphia and Fort Worth was down 2.8%, 2.7%, 1.9% and 1.9%, respectively. Classified was the culprit in San Jose, Kansas City and Fort Worth. Miami continues to be a bright spot, with total advertising revenue for the first quarter up 5.3% over 2002.

          "Cost control remains strong, with total costs (excluding newsprint) up 2.5%. Labor and employee benefits were up 4.6% due primarily to healthcare and pension costs. FTEs were down 3.4%. Other costs were up 0.4%.

          "Newsprint, ink and supplements were down 2.3% for the quarter, with the average cost per ton of newsprint down 5.1% and consumption up 2.2%. Increased circulation and war coverage partially offset the decrease in price.

          "Circulation revenue was down 5.1% from the first quarter of 2002, while total average circulation was up 0.5% both daily and Sunday, primarily due to implementation of our circulation initiatives, coupled with interest in news of the war. The first quarter this year is our toughest quarter for circulation revenue comparisons, as we begin cycling the implementation of circulation initiatives in the second quarter.

          "On the online side of our business, Knight Ridder Digital (KRD) had a very strong first quarter, building on the profitability it established in the fourth quarter of 2002. Revenue in the first quarter was up 33.1% over the first quarter of 2002. KRD earned a profit of $2.0 million versus a loss of $3.9 million in the same period last year. Its help-wanted volume is growing, due in part to the increased sales of print and online combinations, which leverage one another's strengths.

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          "I would also like to note another way in which we leverage our strengths: the quality of our journalism and the immediacy of our Web sites. Our readers have been extremely well served by our coverage of the war. With more than 40 reporters and photographers overseas covering the war, and a committed core of journalists on the home front, we have made sure that readers of our newspapers and users of our Web sites are well informed. Their work is at the core of what we do, and we are proud of what our journalists have accomplished.

          Looking ahead to the second quarter, the war makes the advertising environment uncertain. But we believe earnings per share will be in the low to mid $.90s, as compared to last year's $.90 per share."

COMMENT ON OPERATIONS

          Gary Effren, Knight Ridder's chief financial officer, said, "Advertising revenue in the quarter was up 0.3%. In January, all categories except help-wanted were up. February saw some softening in general compared to prior year, due largely to comparison with high levels of advertising in 2002 related to the HP-Compaq merger across many major markets. Then, in March, with the war, total advertising revenue was down 2.3%.

          "For the quarter, retail was up 2.6%, general was up 1.1% and classified was down 2.9%.

          "Retail started the year well, increased in February but dropped off in March as war became imminent, down 0.6% from March 2002. That trend held true for most of our large markets. San Jose showed good growth in retail, up 7.2% for the quarter, and Charlotte and Miami were up 6.1% and 5.1%, respectively. We saw strong performance from drug stores, home improvement, office supply and discount stores during the quarter. Department stores, grocery stores and electronic retailers were weaker.

          "General had some tough comparisons with 2002. It started out strong in January, up 9.0%, driven by gains in San Jose, Kansas City and Charlotte. It leveled in February and ended March down 5.6%. Performance varied by market from month to month, with nice boosts in March in Contra Costa, Kansas City, Lexington and San Jose. Automotive, pharmaceuticals, entertainment and telecom contributed throughout the quarter. Travel was down, as was computer-related advertising.

          "Classified was down 2.9% overall, with help-wanted continuing to hold down the category. Bright spots were Miami, up 12.5% in total classified for the quarter, and Akron, up 5.2%.

          "Auto was essentially flat. Lexington was up 18.9%, Contra Costa was up 9.9% and Miami was up 8.5%, but Charlotte was down 27.7%, Kansas City was down 4.9% and San Jose was down 4.0%. Real estate was up 6.8%, with strong performances in a number of markets. Miami was up 44.1%, St. Paul was up 21.6%, Kansas City was up 19.6%, Fort Worth was up 15.1%, Contra Costa was up 8.2% and Philadelphia was up 7.0%.

          "Help-wanted, however, was down 16.6% for the quarter; in March it was down 16.3%, improving slightly from February. Silicon Valley, where unemployment is running 8.4%, acted as a drag. San Jose, down 43.9% for the quarter, accounted for 29% of the total decline in help-wanted; Philadelphia, down 15.2% for the quarter, accounted for 21% of the decline.

          "Other revenue was up 13.2%, driven by gains at Knight Ridder Digital.

          "Our losses from equity investments dropped to $10.4 million from $15.5 million, a 32.6% improvement from the first quarter of 2002. (The 2002

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loss included a $7.5 million charge for management changes and work force reduction at CareerBuilder.) This quarter, we continued to be hurt by soft newsprint prices and poor results in Seattle.

          "Depreciation and amortization is down 5.5% due to lower levels of capital spending in recent years. We are benefiting from a disciplined approach to asset allocation.

          "During the quarter, we repurchased nearly 1.1 million shares, leaving remaining authorization of 6.4 million shares at quarter's end. Equivalent shares outstanding at the end of the quarter were 82.1 million.

          "Total debt at quarter's end was $1.5 billion, down $12 million since year end. Cash and cash equivalents stand at $33.3 million. The effective tax rate for the quarter was 37.2%."

          Certain statements contained in this report are forward-looking. They are based on management's current knowledge of factors affecting Knight Ridder's business. Actual results could differ materially from those currently anticipated, depending upon - but not limited to - the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

          Knight Ridder (NYSE: KRI) is the nation's second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.3 million daily and 12.1 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company's Internet operation, Knight Ridder Digital, creates and maintains a variety of online services, including Real Cities (www.RealCities.com), a national network of city and regional destination sites in 68 U.S. markets. Knight Ridder and Knight Ridder Digital are located in San Jose, Calif.

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
                               KNIGHT RIDDER INC.
                        CONSOLIDATED STATEMENT OF INCOME
                 (Unaudited in thousands, except per share data)
                                                                         Quarter Ended
                                                                  ----------------------------
                                                                     Mar 30,         Mar 31,
                                                                      2003            2002
                                                                  ------------    ------------
OPERATING REVENUE
            Advertising
                      Retail                                      $    249,991    $    243,631
                      General                                           75,726          74,883
                      Classified                                       195,724         201,533
                                                                  ------------    ------------
                                Total                                  521,441         520,047
            Circulation                                                120,013         126,425
            Other                                                       35,944          31,740
                                                                  ------------    ------------
                                Total Operating Revenue                677,398         678,212
                                                                  ------------    ------------

OPERATING COSTS
            Labor and employee  benefits                               291,096         278,417
            Newsprint, ink and supplements                              88,596          90,671
            Other operating costs                                      157,144         156,537
            Depreciation and amortization                               30,011          31,757
                                                                  ------------    ------------
                                Total Operating Costs                  566,847         557,382
                                                                  ------------    ------------

OPERATING INCOME                                                       110,551         120,830
                                                                  ------------    ------------

OTHER INCOME (EXPENSE)
            Interest expense                                           (17,884)        (19,873)
            Interest expense capitalized                                    60             279
            Interest income                                                 65              73
            Equity in losses of unconsolidated
                   companies and joint ventures                        (10,424)        (15,469)
            Minority interests                                          (2,695)         (1,938)
            Other, net                                                   1,015          (1,470)
                                                                  ------------    ------------
                                Total                                  (29,863)        (38,398)
                                                                  ------------    ------------

Income before income taxes and cumulative effect of change
     in accounting principle of unconsolidated company                  80,688          82,432
Income  taxes                                                           30,016          30,664
                                                                  ------------    ------------
            Net Income before cumulative effect of change in
                accounting principle of unconsolidated company    $     50,672    $     51,768
                                                                  ------------    ------------
            Cumulative effect of change in accounting principle
                of unconsolidated company                         $         --    $    (24,279)
                                                                  ------------    ------------
            Net Income                                            $     50,672    $     27,489
                                                                  ============    ============

NET INCOME PER SHARE - BEFORE CUMULATIVE EFFECT OF
          CHANGE IN ACCOUNTING PRINCIPLE OF
               UNCONSOLIDATED COMPANY
            Basic                                                 $       0.62    $       0.62
                                                                  ------------    ------------
            Diluted                                               $       0.62    $       0.60
                                                                  ------------    ------------
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE
          OF UNCONSOLIDATED COMPANY - PER SHARE
            Basic                                                 $         --    $      (0.29)
                                                                  ------------    ------------
            Diluted                                               $         --    $      (0.28)
                                                                  ------------    ------------
NET INCOME PER SHARE
            Basic                                                 $       0.62    $       0.33
                                                                  ------------    ------------
            Diluted                                               $       0.62    $       0.32
                                                                  ------------    ------------

DIVIDENDS DECLARED PER COMMON SHARE                               $       0.27    $       0.25
                                                                  ------------    ------------
AVERAGE SHARES OUTSTANDING (000's)
            Basic                                                       81,177          84,017
                                                                  ------------    ------------
            Diluted                                                     82,075          86,076
                                                                  ------------    ------------

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                                  KNIGHT RIDDER

                          BUSINESS SEGMENT INFORMATION

                            (IN THOUSANDS OF DOLLARS)

                                                 Quarter Ended
                                         ------------------------------
                                         March 30, 2003  March 31, 2002
                                         --------------  --------------

Operating revenue

   Newspapers                             $    660,245    $    665,322
   Online                                       17,153          12,890
                                          ------------    ------------
                                          $    677,398    $    678,212
                                          ============    ============

Operating income (loss)
   Newspapers                             $    117,583    $    132,535
   Online                                        2,042          (3,902)
   Corporate                                    (9,074)         (7,803)
                                          ------------    ------------
                                          $    110,551    $    120,830
                                          ============    ============

Depreciation and amortization

   Newspapers                             $     27,545    $     29,581
   Online                                        1,072             769
   Corporate                                     1,394           1,407
                                          ------------    ------------
                                          $     30,011    $     31,757
                                          ============    ============


                                    #   #   #

          For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder's Web site at www.kri.com.

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